Exhibit 99.1

American Finance Trust, Inc. (NASDAQ:AFIN) Q3 2020 Earnings Conference Call

Executives

Michael Weil - President & CEO

Katie Kurtz - CFO

Louisa Quarto - Executive Vice President

Operator

Good morning and welcome to the American Finance Trust Third Quarter 2020 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator.

Good morning everyone and thank you for joining us. This call is being webcast in the Investor Relations section of AFIN's website at www.americanfinancetrust.com. Joining me today on the call to discuss the results are Michael Weil, Chief Executive Officer and Katie Kurtz, Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, AFIN disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release. Please also refer to our earnings release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to our CEO, Mike Weil. Mike?

Mike Weil

Thank you, Louisa. Good morning and thank you all for joining us today.

Last night, we released third quarter results that highlight the resilience of our best-in-class portfolio, which is focused on necessity-based retail assets that are net leased to predominately investment-grade and implied investment grade tenants. We significantly improved rent collection across our portfolio through October 31, 2020, collecting 92% of the third quarter cash rent due, up from 86% collected for the second quarter. As the United States continues to emerge from the uncertainty brought on by the health crisis and economic challenges the country experienced during the first half of the year, our portfolio has demonstrated improving metrics and strength.

Contributing to improved rent collection was a significant increase in rent collected in the multi-tenant segment of our portfolio, which represents approximately 30% of our total straight-line rent. As of October 31, 2020, multi-tenant collection was 82% of the third quarter cash rent due, up from the 67% collected for the second quarter. The improvement in multi-tenant rent collection complements the 97% of rent we collected in the single tenant portfolio and the 97% of the rent we collected from our top 20 tenants in the third quarter. This trend is continuing into the fourth quarter, as we collected over 94% of October cash rent, portfolio-wide. To be clear, all rent collection percentages are calculated based on the original rent we would have expected to receive before COVID started, it’s not adjusted for negotiated deferrals or other amendments. It also reflects the expiration of rent deferral agreements where tenants have resumed paying full rent. Throughout the pandemic, our occupancy has remained stable and we have not been affected by any material bankruptcies, unlike many of our peers who have seen numerous bankruptcies of important tenants in their portfolios.

Turning to our strong quarter of earnings, AFFO per share increased to $0.23 in the third quarter, roughly 15% more than last quarter, and an increase over the AFFO from the same period in 2019. Dividends paid in the quarter were equal to $0.21 per share.

Through quarter-end, we have negotiated lease extensions with 23 tenants that average 36 months in exchange for rent deferrals or credits that have a weighted-average duration of five months, resulting in a net increase in cash rent of $44.1 million over the new lease terms. These extensions, however, have a short-term impact on AFFO representing $2.7 million, or $0.02 per share, during the third quarter that would have been due during the period if those leases had not been renegotiated. Regardless, we are excited about adding over $40 million of additional rent and the long-term benefits it provides to our stockholders and remind you that the majority of the deferrals had ended by the third quarter of this year.

Year-over-year, we have grown our portfolio by over one hundred properties and eight hundred thousand square feet, increasing annualized straight-line rent by over $10 million to $274.5 million. Occupancy is currently 94.2% and our real estate investments, at cost, total $3.9 billion. Due to our disciplined underwriting, our high-quality portfolio is significantly leased to investment grade rated or implied investment grade rated tenants. Among our single-tenant assets, 62% of straight-line rent comes from investment grade and implied investment grade tenants including 80% of our top 10 tenants portfolio-wide.

We continue to grow the single-tenant segment of our portfolio as a percentage of rent. Annualized straight-line rent from single tenants has expanded 300 basis points year over year to 69% of our portfolio total and has increased 8% since we listed in 2018. AFIN's acquisition efforts are focused on single-tenant service and necessity retail assets that have long remaining lease terms and contractual rent increases. We closed on 38 such assets in the third quarter which, combined with our pipeline, totals 108 property acquisitions for $220.1 million at a weighted-average cash cap rate of 7.9%, a weighted-average cap rate of 8.6%, and 14.2 years of weighted-average remaining lease term. We remain opportunistic with respect to our acquisition pipeline and are selectively approaching potential new acquisitions.

Retail makes up 71% of the 11.8 million square foot single-tenant portfolio based on straight-line rent, with the balance comprised of 15% distribution and 14% office properties. Of the retail portion, 82% are Service Retail properties that we believe to be Necessity-Based in nature and more resistant to e-commerce. Occupancy across the single-tenant portfolio is over 99%, with a weighted-average remaining lease term of 10.6 years and 1.3% average annual rent escalators. There are very minimal near-term lease expirations in this portfolio, with only 10% of leases expiring within the next four years.

Consistent with our own observations in the single tenant space, Matthews Real Estate services recently published a report titled "The Value of a Drive-Thru". We have been pleasantly reminded during the pandemic how much value resides in an existing, easy to use drive thru feature for many types of retail businesses like pharmacies, banking and especially quick service restaurants, or QSRs. Since March, QSRs have been an indispensable point of food distribution as people have turned to drive-thrus for prepared meals that can be procured in the safest manner possible. On average, 50 million Americans eat at QSRs every day, with 70% of QSR sales utilizing a drive-thru concept. In our portfolio, we own 169 QSR properties, 80% of which have a drive-thru, based on straight-line rent. Within our QSR portfolio we have collected 97% of October rents from tenants such as Starbucks, Burger King, Chick-fil-A and Sonic. We believed this was an attractive asset class before the pandemic and are encouraged that others are now seeing this value as well. We will continue to evaluate additional QSR opportunities where national brands are well-operated by corporate or large, credit-worthy franchise tenants.

Our 33 property, 7.2 million square foot multi-tenant portfolio has occupancy of 85.9% as of September 30, 2020. During the third quarter we were able to focus on leasing in the multi-tenant portfolio, executing a new 10-year deal with discount retailer Five Below for nearly 10,000 square feet that will add over $159,000 in annual base rent. We also have a pipeline of 14 new, long-term leases with executed letters of intent for nearly 121,000 square feet, or 1.7% of the total multi-tenant portfolio. The pipeline is expected to add $1.9 million of new annualized rent with a weighted-average lease term of 10 years. Although leasing had slowed temporarily, we are excited about the pickup in the third quarter and we expect to have positive absorption through the end of the year. In addition to our focus on leasing up available space, as we mentioned earlier we recorded a significant increase in rent collected in this portfolio during the third quarter as deferral agreements ended and retail businesses ramped up operations that incorporate COVID-compliant procedures.

Moving to our balance sheet, we now have no significant near-term debt maturities remaining in our capital structure, with 76% of our debt maturing in 2025 or later. In the third quarter we completed a transformational $715 million CMBS financing that locked in rates at a time when rates are historically low. In this transaction we completed the refinancing of our existing $497 million CMBS loan and certain properties on the Company's credit facility borrowing base with a new, 5 year, CMBS loan. The interest rate on the new loan is fixed at 3.79%, 57 basis points lower than the rate on the prior CMBS loan. We also entered into another financing transaction with Bank of Texas to borrow $125 million in a syndicated balance sheet loan on three buildings in Bridgewater, New Jersey that serve as the US Headquarters for Sanofi, the multinational, investment-grade pharmaceutical company. This loan capitalized on historically low interest rates and Sanofi's investment grade credit to replace the prior financing. We now have five-year financing, fixed by swaps at an interest rate of 3.27%, 189 basis points lower than the previous rate of 5.16%. These two transactions extend our weighted-average debt maturity to 5.0 years as of September 30, 2020 from 3.3 years as of June 30, 2020.

The third quarter was successful for AFIN as we improved our balance sheet while we addressed our near-term debt maturities and capitalized on historically low interest rates. At the same time, we improved rent collection and increased AFFO over last quarter, an objective that remains important to us.

Without question, our portfolio of necessity-based retail is outperforming under the worst economic conditions imaginable. Our team has done a great job managing the variables we control throughout this crisis and have benefited greatly from the work we've been doing for many years building a company with a best-in-class portfolio that is diversified, composed of high-quality tenants and long-term leases that include contractual rent increases. I'll now turn the call over to Katie to take us through the third quarter financial results and the strength of our balance sheet.

Katie Kurtz

Thanks Mike. Third quarter 2020 revenue was $78.5 million, up from $74.9 million in the second quarter 2020 and a 7.7% increase from the $72.9 million in the third quarter of 2019. The company's third quarter GAAP net loss attributable to common stockholders was $7.1 million compared to a net loss of $21.8 million in the second quarter 2020 and a net loss of $2.9 million in the third quarter of 2019. NOI was $64.3 million, a slight increase from the $62.4 million we recorded for the second quarter and a 6.3% increase over the $60.5 million of NOI we reported in the third quarter of 2019. For the third quarter of 2020, our FFO attributable to common stockholders was $25.6 million, or $0.24 per share, unchanged from $0.24 per share for the same period in 2019 and up from $0.21 per share in the second quarter of this year. Third quarter AFFO was $25.5 million or $0.23 per share, compared to a second quarter AFFO of $0.20 per share and $0.22 per share in the third quarter of 2019. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplement and Form 10-Q.

As Mike mentioned, we had an important quarter for our balance sheet. We completed the refinancing of our former $497 million CMBS loan and certain properties on the Company's credit facility borrowing base with a new, 5 year, $715 million CMBS loan. We also completed a 5 year, $125 million syndicated balance sheet loan refinance of our Sanofi property.

We ended the third quarter with net debt of $1.8 billion at a weighted-average interest rate of 3.8% and net debt to gross asset value of 42.0%. The components of our net debt include $305.9 million drawn on our credit facility, $1.5 billion of outstanding secured debt and cash and cash equivalents of $86.3 million. The drawn amount on our credit facility is the only floating rate debt. Liquidity, which is measured as undrawn availability under our credit facility plus cash and cash equivalents, stood at $150.7 million, based on our September 30th cash balance and borrowing availability.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Katie.

Through the continued hard work and dedication of our team, we were able to complete two very large financing transaction that de-risked our portfolio while collecting over 92% of the cash rent payable in the entire portfolio, a 6% improvement over the second quarter. We collected 97% of rent in the single tenant portfolio and 82% of cash rent in the multi-tenant portfolio by working directly with our tenants. We will reap the benefit of these efforts in many future quarters, along with the continued out-performance of our investment-grade portfolio. We believe we are well positioned to capitalize on opportunistic acquisitions and accretive leasing as we build a pipeline of future deals. We see tremendous opportunity in our stock at the current price and we believe there is enormous value relative to our portfolio of high-quality tenants with long term leases, where we've continued to collect almost all of the cash rent due throughout a pandemic and increase AFFO by 15% per share quarter over quarter. I continue to be proud of our accomplishments this quarter and since inception. I look forward to closing out 2020 as strong as we started it, and discussing the value we see in AFIN with many of you at NAREIT in a few weeks.

Operator, please open the line for questions.

Question-and-Answer Session